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                                                                   Exhibit 4.1.2
Amount $                                                    Number:
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                         Three-Year Subordinated Note

                          ---------------------------
                             Name (the "Noteholder")


                          ---------------------------
                                  Date Received

        FOR VALUE RECEIVED, Ciatti's, Inc. (the "Company"), a Minnesota corporation, hereby promises to pay to the Noteholder, or registered assigns, interest (computed on the basis of a 360-day year) on the unpaid balance thereof at the rate of 9.00% percent per annum from the date noted above, payable semiannually on the 1st day of January and the 1st day of July each year commencing with July 1, 1997 until the principal hereof has become due and payable The entire principal sum of this Note in the amount noted above and any accrued interest yet unpaid shall become due and payable in full on _______________, _____.

        Payments of both principal and interest are to be made at 5555 West 78th Street, Edina, Minnesota 55439-2702, or any other place the Noteholder designates to the Company in writing. If any payment on this Note becomes due and payable of a Saturday, Sunday, or business holiday, the maturity date thereof shall be extended to the next succeeding business day. The Company reserves the right to prepay this Note in whole or in part plus accrued interest to the prepayment date, without penalty or premium. Any partial prepayment shall be in multiples of $1000.

        This Note is unsecured in all respects. This Note is subordinated in right of payment to the prior payment in full of all Senior Indebtedness. The Company and the Noteholder by accepting this Note agrees to the subordination and authorizes the Company to give it effect. Senior Indebtedness means all Indebtedness (as defined below) of the Company except (a) indebtedness evidenced by this Note and (b) indebtedness which is expressly made equal in right of payment to this Note. "Indebtedness" of the Company on any date includes (i) all indebtedness for money borrowed by the Company, (ii) indebtedness of the Company under leases which are capitalized under generally accepted accounting principles ("GAAP") and (iii) indebtedness of the Company representing the deferred and unpaid purchase price of any property or business (excluding trade and service payables incurred in the ordinary course of business and constituting current liabilities).

        Upon the maturity of any Senior Indebtedness by lapse of time, acceleration of otherwise, all such Senior Indebtedness must first be paid in full before any payment is made by the Company on account of this Note. The Company may not pay any amounts in respect of this Note, designate or set aside any amount for such payment, or acquire any Note for cash or property, other than capital stock of the Company, (a) if the Company is then in default in the payment of any obligation due with respect to Senior Indebtedness or (b) if a default on Senior Indebtedness occurs and is continuing that permits holders of such Senior Indebtedness to accelerate its maturity (other than a payment default) and the Company receives a notice of the default. The Company may resume payments on this Note and may acquire them when the default is cured or waived.

        In the event of nonpayment when due of any payment due on this Note, and if such default continues for a period of 30 days, then at the option of this Noteholder, all amounts then owing under this Note shall become due and payable, subject to the subordination provisions of this Note.

        This Note shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

                                 CIATTI'S, INC.

By:  /s/ Phillip R. Danford                    Attest:  /s/ Joseph W. Fesenmaier
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Phillip R. Danford, President                  Joseph W. Fesenmaier, Controller